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                                                                   EXHIBIT 10.39

                          TAX INDEMNIFICATION AGREEMENT


         THIS AGREEMENT is made as of July 6, 1995 by and between EDWARD J. SEGAL (the "Shareholder") and METRON TECHNOLOGY, INC., a California corporation (the "Surviving Company").

                                    RECITALS

         A. Metron Semiconductors Europa B.V. (the "Company") has been organized under the laws of The Netherlands and as of the date hereof is a "controlled foreign corporation," as defined in Section 957(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         B. The Shareholder owns a substantial percentage of the outstanding voting stock of Transpacific Technology Corporation, a California corporation ("Transpacific"), which as of the date hereof will be merged with and into the Surviving Company, a wholly-owned subsidiary of the Company, pursuant to. the terms of that certain Agreement and Plan of Reorganization dated as of April 3, 1995, (the "Reorganization Agreement");

         C. Pursuant to the terms of the Reorganization Agreement, the Shareholder will receive 192,891 shares of the Company's capital stock with a par value of NLG 0.10 and options to purchase 175,316 shares of the Company's capital stock with a par value of NLG 0.10 (the "Shares") which in the aggregate, taking into account the ownership attribution rules of Section 958(b) of the Code, may cause the shareholder to be treated as a "United States shareholder" (within the meaning of Section 951(b) of the Code) in the Company immediately following the consummation of the merger and the related transactions contemplated by the Reorganization Agreement;

         D. As a "United States shareholder" by reason of Section 951(a) of the Code the Shareholder would be required to recognize a share of certain kinds of income of the Company (referred to herein as "Subpart F income") with respect to all tax years of the Shareholder in which he is a "United States shareholder" on the last day of the Company's fiscal year and has been a "United States shareholder" in the Company for an uninterrupted period of 30 days or more during such fiscal year of the Company (which is treated as the Company's tax year for federal income tax purposes) ending within his own tax year; and

         E. The Company and the Shareholder intend to have the Surviving Company advance to or reimburse the Shareholder for the full amount of the Shareholder's additional federal and state income tax liability arising from the inclusion of Subpart F income of the Company in his gross income for tax purposes, as well as any additional federal and state income tax liability and any Dutch withholding tax liability arising from such advance or reimbursement (collectively "Indemnification Payments").

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         NOW, THEREFORE, the Company, the Surviving Company and the Shareholder
agree as follows:

         1. ADVANCES. The Surviving Company will advance to the Shareholder that amount by which the Shareholder's annual combined federal and state income tax liability (on a joint or separate tax return) with respect to any tax year of the Shareholder in which he was a "United States shareholder" of the Company exceeds his annual combined federal and state income tax liability (on a joint or separate tax return) determined as though he had not been a "United States shareholder" of the Company with respect to such tax year. Such advances will bear no interest and will be subject to repayment only as provided in Section 3 hereof.

         2. REIMBURSEMENT. In addition, the Surviving Company shall reimburse the Shareholder for that amount by which the Shareholder's annual combined federal and state income tax liability (on a joint or separate return) and Dutch withholding tax liability with respect to any tax year of the Shareholder exceeds his annual combined federal and state income tax liability (on a joint or separate tax return) and Dutch withholding tax liability for any such tax year determined as though he had never received any Indemnification Payments under this Agreement. Such reimbursements shall include to the fullest extent possible the tax consequences to the Shareholder of the Indemnification Payments themselves under applicable income tax laws including any imputed interest income on the advances made to the Shareholder. The Surviving Company also shall reimburse the Shareholder for all additional tax return preparation expense resulting from his status as a "United States shareholder" for any tax year.

         3.       REPAYMENT OF ADVANCES.

                  (a) Upon the first sale (a "Sale") of any of the Shares by the
                      Shareholder after the tax year for which he has received one or more advances pursuant to this Agreement, the Shareholder shall be obligated to compute the total amount of tax liability avoided as a result of the increase in the aggregate basis of the Shares deemed sold attributable to the Subpart F income of the Company that the Shareholder was actually required to include in his gross income through the year of the first Sale by assuming that all of the Shares were sold at the same time and at the same price. The amount of such avoided tax liability shall be determined by comparing (A) the putative tax payable on the total amount of gain computed with respect to such deemed sale of all of the Shares at the highest marginal income tax rate (federal, state and foreign rates combined with appropriate effect given to deductible or creditable taxes) then applicable to gains of the Shareholder from the sale of an asset such as the Shares by taking into account the aggregate basis increase described in the preceding sentence to (B) the putative tax payable on such total amount of gain computed in the same manner as in clause (A) but without regard to such basis increase. Such computations shall be based on the tax laws and tax rates applicable at the time of such first Sale of Shares. As repayment of such advance, the Shareholder shall remit the amount of such decreased tax liability (net of any reimbursement required pursuant to Subsection 2) to the Company in readily available funds within thirty (30) days following the Sale of such


                                       2.
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                      Shares together with a supporting schedule for the amount
                      of the remittance prepared by the tax accountant or other person who regularly prepares the Shareholder's income tax returns which shall be subject to the Surviving Company's review and reasonable approval of such schedule. Except as provided in this Section 3, the Shareholder will not be obligated to repay any advances or other Indemnification Payments.

                  (b) For purposes of this Section 3, a gift of up to and
                      including 20% of the Shares shall not be considered a sale. Gifts to the Shareholder's spouse (but not transfers at death) shall be deemed a Sale. Sales by a donee shall not be considered a Sale. All other dispositions for value of the Shares shall be considered a Sale. The selling price in the event of a gift or other disposition constituting a Sale shall be equal to the fair market value of the Shares at the time of gift or other disposition.

         4. MANNER AND TIME OF PAYMENT. The Surviving company shall pay the full amount of any such advances and reimbursements to the Shareholder in the form of immediately available funds upon receipt of the Shareholder's written request and, in any event, no later than April 10 of the year following the tax year of the Shareholder to which such advances or reimbursements apply. All requests by the Shareholder for advances or reimbursements by the Surviving Company hereunder shall be accompanied by a signed copy of the Shareholder's final tax returns for the applicable year and all amendments thereto and a supporting schedule for the amount requested prepared by the tax accountant or other person who prepared such returns for the Shareholder which shall be subject to the Surviving Company's review and reasonable approval of such schedule. If the Surviving Company fails to pay any amount owed to the Shareholder hereunder, the Company agrees to pay it immediately upon request by the Shareholder.

         5. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to the Company

                           -------------------------------------------
                           322 Lake Hazeltine Drive
                           Chaska, MN 55318
                           Attention:  Joel Elftmann
                           Telecopy No.:  (612) 448-1300

                  (b) if to the surviving Company:

                           -------------------------------------------
                           770 Lucerne
                           Sunnyvale, California 94086-3844
                           Attention:  Edward Segal


                                       3.
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                           Telecopy No.:  (408) 481-1020

                  (c) if to the Shareholder:

                           Edward Segal
                           770 Lucerne Drive
                           Sunnyvale, California 94086-3844
                           Telecopy No.:  (408) 481-1020

         6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         7. ENTIRE AGREEMENT. This Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral among the parties with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder; and shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         8. SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For purposes of this Agreement, all tax liabilities and other obligations of the Shareholder shall be determined based upon the tax laws in effect and applicable to the Shareholder with respect to the tax year for which the Indemnification Payment is made, except as otherwise provided in Section 3.

         10. DISPUTE RESOLUTION. Any dispute, controversy, or claim arising between the parties, including without limitation under this Agreement, shall be resolved in accordance with the procedures contained in Section 12.9 of the Reorganization Agreement.

         11. RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

         12. REFERENCES TO UNITED STATES CURRENCY. All amounts payable pursuant to the provisions of this Agreement shall be paid in United States dollars.


                                       4.
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         13.      TERMINATION. The obligation to make advances pursuant to
Section 1 and reimbursements pursuant to Section 2 shall cease as to all tax years ending after the year in which the first Sale under Section 3 shall have occurred, and this Agreement shall terminate immediately after the end of such year except as to unsatisfied payment obligations.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         IN WITNESS WHEREOF, the Company, the Surviving company and the
Shareholder have caused this Agreement to be signed by themselves or their duly authorized respective officers and to become effective, all as of the date first written above.


METRON SEMICONDUCTORS EUROPA B.V.      METRON TECHNOLOGY, INC.


By: /s/ James Dauwalter                By: /s/ James Dauwalter

Its: Managing Director                 Its:President and Chief Executive Officer


                                       EDWARD SEGAL


                                       /s/ Edward Segal


                                       6.